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EXHIBIT 23.1

Consent of Independent Accountants

The Board of Directors
Guitar Center, Inc.:

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Los Angeles, California
July 16, 2001

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Consent of Independent Accountants